Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Astrana Health, Inc. 2024 Equity Incentive Plan of our reports dated February 29, 2024, with respect to the consolidated financial statements of Astrana Health, Inc. and the effectiveness of internal control over financial reporting of Astrana Health, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst and Young LLP

Los Angeles, California

June 12, 2024